August 28, 2012

Mr. Jonathan Patton

2328 B Hartford Road

Austin, TX 78703

Dear Mr. Patton:

Reference is made to that certain agreement dated August 17, 2011 by and between Tryon Alpha, Inc., a Nevada corporation (“Tryon”), and Jonathan Patton (“Mr. Patton”) pursuant to which Tryon sold and issued to Mr. Patton 1,350,000 shares of its common stock (the “Shares”) in consideration of Mr. Patton’s agreement to, among other things, fund all of Tryon’s operations through the date of a business combination and identify a suitable candidate for a business combination with Tryon (the “2011 Agreement”).

By this letter Agreement (“Letter Agreement”), the parties hereby rescind and reverse the 2011 Agreement and in furtherance thereof, agree as follows:

Mr. Patton (a) herewith returns to Tryon for cancellation all of the Shares and irrevocably instructs Tryon to cancel the Shares such that on and after the date hereof the Shares will no longer be outstanding, (b) agrees that neither he nor any of his heirs, affiliates or successors shall have any interest in or rights to the Shares whatsoever; and (c) represents to Tryon that he (i) is the record and beneficial owner of, and has good, valid and marketable title to, the Shares, free and clear of any mortgage, pledge, security interest, encumbrance, lien or charge of any kind and (ii) has full right, power and authority to enter into and perform the transactions contemplated by this Letter Agreement.

Tyron (a) hereby releases and discharges Mr. Patton from any and all obligations under the Letter Agreement, and (b) represents to Mr. Patton that it has full right, power and authority to enter into and perform the transactions contemplated by this Letter Agreement.

This Letter Agreement represents the entire agreement between us. This Letter Agreement shall be binding upon and inure to the benefit of each of us and our respective successors, assigns, heirs and personal representatives. If any provision of this Letter Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Letter Agreement shall not in any way be affected or impaired thereby. This Letter Agreement shall be subject to and governed by the laws of the State of North Carolina without regard to the conflict of law rules thereof. This Letter Agreement may not be and shall not be deemed or construed to be modified, amended, rescinded, canceled or waived in whole or in part except by written instrument signed by the parties hereto. This Letter Agreement may be executed in two or more counterparts, each of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of us and delivered to the other, it being understood that both of us need not sign the same counterpart. In the event that the signature of any party is delivered by electronic transmission, such signature shall create a valid and binding obligation of the party (or on whose behalf such signature is executed) with the same force and effect as if such electronic signature were an original thereof.

Please signify your acceptance of this Letter Agreement by countersigning in the space provided therefor below

Tryon Alpha, Inc.

By: /s/ Mercer Cauley

Mercer Cauley, President

Agreed to and Accepted, this 28th day of August, 2012

/s/ Jonathan Patton

Jonathan Patton